Exhibit 22

As of November 6, 2025, the following subsidiaries of Expedia Group, Inc. (the “Parent”) are Subsidiary Guarantors with respect to our outstanding debt securities:

Guarantor	Jurisdiction of Formation
Cruise, LLC	United States - WA
EAN.com, LP	United States - DE
Expedia Group Commerce, Inc.	United States – DE
Expedia, Inc.	United States - WA
HomeAway Software, Inc.	United States - DE
HomeAway.com, Inc.	United States - DE
Hotels.com GP, LLC	United States - TX
Hotels.com, L.P.	United States - TX
Hotwire, Inc.	United States - DE
HRN 99 Holdings, LLC	United States - NY
Travelscape, LLC	United States - NV
VRBO Holdings, Inc.	United States - DE
WWTE, Inc.	United States – NV